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                                                        EXHIBIT 10.17(a)
                                                        ----------------

                                EKCO GROUP, INC.
                               98 Spit Brook Road
                                Nashua, NH 03062

                                                        December 28, 1995

Mr. Neil R. Gordon
16 Belknap Drive
Andover, MA  01810

         RE:      SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT
                  ------------------------------------------

Dear Neil:

         This letter sets forth the terms of your agreement with Ekco Group, Inc. and its subsidiaries and affiliates ("Ekco") regarding the termination of your employment with Ekco. We have agreed as follows:

         1. TERMINATION OF EMPLOYMENT: The effective date of the termination of your employment will be January 3, 1996 (the "Separation Date"). You hereby resign from your positions as an employee of and the Treasurer of Ekco Group, Inc, as the Trustee of the Ekco Group, Inc. Employee Stock Ownership Plan ("ESOP"), and from all other offices, directorships and other positions which you hold with Ekco, in each case effective as of the Separation Date. You agree to execute such documents as Ekco may reasonably request to evidence the foregoing and to facilitate the transfer of property held by the ESOP to a successor trustee. From and after the Separation Date you shall have no authority to and shall not represent yourself as an officer, director, trustee, employee or agent of Ekco or the ESOP.

         2. SEVERANCE PAY: On the later of the Separation Date and the eighth day following your execution of this Agreement, provided you have not exercised your right of rescission described in Section 11 below, Ekco will pay you by wire transfer a lump sum of Two Hundred Fifty Three Thousand Dollars ($253,000) less such amounts as Ekco customarily deducts and withholds from compensation payments. In addition, Ekco shall also reimburse you for expenses incurred by you in connection with your employment with Ekco in accordance with past practice through the Separation Date, provided that you submit such expense reimbursement request to the President, Chief Financial Officer or Controller of Ekco Group, Inc. prior to January 15, 1996.

         3. SEVERANCE BENEFITS: Until the earlier of (i) January 3, 1998 and (ii) the commencement of your full-time employment with an employer who offers you at least comparable benefits in the particular benefit category at the same or at a lower cost than is then being provided by Ekco, Ekco will provide you with medical, dental and group life insurance coverage, in the same amounts and on the same terms and conditions as it now provides such coverage to you to the extent Ekco is able to continue the applicable coverage. You agree to continue to pay Ekco for your share of the cost of such benefits by paying Ekco, within thirty (30) days of the invoice thereof, for such amounts. In the event that an employer offers you comparable benefits in a particular benefit category at a greater cost than that which you are then paying to Ekco, at Ekco's option, you will accept such benefit(s) in lieu of those provided by Ekco, and Ekco will reimburse you for the difference in the cost. If Ekco changes its insurance provider or the amount or terms of such coverage
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Mr. Neil R. Gordon
December 28, 1995
Page 2


for its senior executives, including changes in contribution percentages or cost, it may provide such substitute or changed coverage to you in full satisfaction of its obligations under this Agreement, provided, however, that following a Change of Control (as defined below), Ekco shall have not have the right to change the amount or terms of such coverage from that existing immediately prior to such Change of Control. In the event Ekco cannot continue your coverage under the terms of the applicable policies, Ekco shall cooperate with you in actions which may be reasonably necessary to allow you, to the extent possible, either (i) to buy such insurance policies, or (ii) to continue insurance coverage with the insurer writing Ekco's applicable group policy outside of Ekco's group plan. In the event that Ekco does not or cannot provide you with coverage under its group policies, it shall pay to you 140% of your cost of obtaining comparable coverage, but in no event more than twice the cost which Ekco paid for your coverage under its group policies prior to the Separation Date. For purposes of calculating Ekco's costs of coverage, as to which Ekco self insures, the costs shall be the amount that Ekco then charges individuals who elect to purchase COBRA continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 42 USCS ss.1396a, et. seq., following termination of their employment with Ekco.

         For purposes of this Agreement "Change of Control" shall mean and shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Ekco Group, Inc. ("Group") or any employee stock plan of Group, is or becomes the beneficial owner, directly or indirectly, of securities of Group representing fifteen percent (15%) or more of the outstanding Common Stock of Group, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of Group, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of Group cease, for any reason, to constitute at least a majority of the Board of Directors of Group; or (iv) if a merger of, or consolidation involving, Group in which Group's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Group (whether or not in connection with a sale of all or substantially all of Group's assets) shall be adopted and consummated, or substantially all of Group's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating Group in a different jurisdiction or recapitalizing Group's stock, PROVIDED, however, that any of the transactions described above which shall have been approved by a resolution adopted by the Board of Directors of Group with at least two-thirds (2/3) of the then serving Group directors who are Group directors as of the date hereof voting in favor, shall not constitute a Change of Control.

         4. PERSONAL PROPERTY: On or before the Separation Date, Ekco will transfer to you or your designee, free of all liens and claims other than any incurred by you, the title to the Jeep automobile you are currently using and the laptop computer, excluding any information stored thereon which belongs to Ekco, and facsimile machine currently in your possession. Such transfers
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Mr. Neil R. Gordon
December 28, 1995
Page 3


shall be "as is" and with no warranties.

         On or before January 3, 1996, you will return to Ekco and not use all property, except as set forth above, which belongs to it or which otherwise pertains to its business, including without limitation any and all documents and copies thereof, compilations of information in any form (including computer storage), software, keys, security access cards, credit cards, and travel letters. From this date forward, you shall not use any such credit card or credit devices except in the ordinary course of business consistent with past practice, and will reimburse Ekco promptly for any personal charges made to date in accordance with the Company's practice.

         On or before January 3, 1996, you will transfer the account for your cellular phone (508-989-6104) from Ekco to you or your designee. From this date forward, you shall not incur any charges with respect to such account except in the ordinary course of business consistent with past practice.

         5. ACKNOWLEDGEMENT/OTHER AGREEMENTS: The terms of this Agreement shall replace any and all rights which you otherwise may have had pursuant to the Employment Agreement dated November 6, 1991, as amended ("Employment Agreement") between you and Ekco, which agreement is hereby terminated except as specified below; Ekco severance, vacation accrual or other type of employment policy; and any rights you may have pursuant to any federal, state or local law, statute, ordinance or regulations, relating in any way to your employment with Ekco, the termination of such employment, or severance or compensation benefits incident to either.

         Except for any monies and stock in which you are 100% vested pursuant to the terms of the applicable plans due to you pursuant to Ekco's Supplemental Employee Retirement Program (the "SERP"), 401(k) plan, Employee Stock Purchase Plan ("ESPP"), and the ESOP, salary and expense reimbursement with respect to the period through the Separation Date and except as expressly set forth in this Agreement, you acknowledge that you have been paid all wages, commissions, bonuses, vacation pay and any and all other forms of compensation or benefit that may be due you now or in the future in connection with your employment or the termination of your employment with Ekco, including, without limitation, any rights you may have had to outplacement services, or reimbursement therefor, pursuant to your existing Employment Agreement.

         6. CONSULTATION/COOPERATION: You shall make yourself available, upon reasonable notice, through January 3, 1998 either by telephone or, in Ekco's discretion, in person, to assist Ekco in any matter relating to the services performed by you during your employment or later consulting with Ekco. You also shall cooperate fully with Ekco in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Ekco, including without limitation any claims or actions against its officers, directors and employees. Your cooperation in connection with such actions or claims shall include, without limitation, your being available to meet with Ekco or its designees in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, or to act as a witness in connection with any litigation or other legal proceeding affecting Ekco. Should you be contacted (directly or indirectly) by any person known by you to be adverse to Ekco with respect to any dispute with Ekco, you shall promptly (within 48 hours) notify
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Mr. Neil R. Gordon
December 28, 1995
Page 4


the President of Ekco Group, Inc. Ekco shall promptly reimburse you for reasonable out of pocket expenses incurred by you at Ekco's request in complying with your obligations hereunder. In the event that you provide more than twenty
(20) hours of service to Ekco, at Ekco's request pursuant to the terms of this paragraph, Ekco will compensate you for your time for such excess services at the rate of One Hundred Fifty Dollars ($150.00) per hour. Ekco agrees to indemnify, defend and hold you harmless from damages incurred by you in connection with providing such services to the same extent as Ekco indemnifies its officers pursuant to the terms of Ekco Group, Inc.'s bylaws.

         7. RESTRICTED STOCK AND OPTIONS: We mutually acknowledge that as of the date hereof you are the holder of 10,022 shares of Ekco Group, Inc. Common Stock, $.01 par value ("Shares") which are subject to Restricted Stock Purchase Agreements (the "Restricted Shares") and Options to purchase 111,437 Shares pursuant to Stock Option Agreements (the "Option Agreements"). Effective as of the later of the eighth day following your execution of this Agreement and the Separation Date, Ekco Group, Inc.: (i) waives its rights to repurchase the Restricted Shares and waives all restrictions on transfer with respect to such shares other than those imposed by applicable federal and state securities laws and (ii) amends each of the Option Agreements to provide that all options which have not been exercised prior to the date hereof shall be exercisable from and after the date hereof and shall remain exercisable until January 3, 1997. Promptly upon payment of the full purchase price in accordance with the terms of such Option Agreements, Ekco will deliver you the certificates representing such Shares in accordance with the terms of the Option Agreements. You acknowledge that upon waiver of the right of repurchase you will be deemed to have compensation income for federal income tax purposes equal to the fair market value of the Shares less the purchase price you paid for the Shares, and that Ekco is required to withhold no less than 28% of the amount of such income. Further, you acknowledge that upon exercise of the Options you will also be deemed to have income for federal income tax purposes equal to the fair market value of the Shares as of the date of exercise, less the purchase price paid upon such exercise, and that similarly Ekco will be required to withhold on such date in accordance with applicable federal regulations. You hereby agree to cooperate with Ekco in such withholding, and to pay to Ekco amounts which are required under applicable federal and state tax laws, and hereby agree that Ekco may set-off from any amount it owes to you, or your affiliates, any amounts which you have not paid to Ekco as so required.

         8. NON-COMPETITION/NON-DISPARAGEMENT/CONFIDENTIALITY: The obligations set forth in "Section 8, Confidentiality and Non-Competition" of your Employment Agreement are reaffirmed and incorporated herein by reference, except that such obligations shall continue until January 3, 1998, and except that (i) the terms thereof shall not prohibit you from performing services for N.R. Gordon and Company, Inc. in connection with its services to Ekco, (ii) a business shall only be deemed competitive if Ekco is now engaged in such business, or has engaged in such business since October, 1987, and (iii) the phrase "the Board of Directors" in the sixteenth line of page 16 of such agreement is replaced with the phrase "an executive officer of Group".

         Neither you nor Ekco shall make any statements that are disparaging about or adverse to the business interests of the other (including Ekco's officers, directors and employees) or which are intended to harm the reputation of the other including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of
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Mr. Neil R. Gordon
December 28, 1995
Page 5


the business of Ekco.

         All information relating in any way to the subject matter of this Agreement, including the terms and amount of this Agreement, shall be held in confidence by you and Ekco and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as required by applicable law, or as may be required in connection with disputes under this Agreement.

         You acknowledge that the covenants set forth in this section are reasonable and necessary to protect Ekco's confidential and proprietary information and trade secrets, and that the specific time and scope provisions set forth in this paragraph are reasonable and necessary to protect Ekco's business interests. You further expressly acknowledge and agree that in the event of your breach or threatened breach of the covenants set forth in this paragraph, Ekco would suffer substantial irreparable harm and that Ekco would not have an adequate remedy at law for such breach or threatened breach. You therefore agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as Ekco may have at law, Ekco, without posting any bond, shall be entitled to obtain, and you agree not to oppose, a request for equitable relief in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect Ekco's right to seek and obtain damages or other relief at law or in equity on account of any such actual or threatened breach. The breach of any portion of this paragraph number 8 shall constitute a material breach of this Agreement and, in addition to any other remedy available to Ekco, shall entitle Ekco to recover all of its costs and expenses, including reasonable attorneys' fees, in enforcing its rights and your obligations under this Agreement.

         9. RELEASE OF CLAIMS: You agree and acknowledge that by signing this Agreement and accepting the Severance Payments and Benefits to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Ekco of any kind whatsoever for any matter occurring from the beginning of time through the Separation Date. Your waiver and release herein is intended to and shall bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against Ekco seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, outplacement benefits or compensation, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Ekco through the Separation Date.

         Without limiting the foregoing general waiver and release, you specifically waive and release Ekco from any Claim arising from or related to your employment relationship with Ekco or the termination thereof, including, without limitation:

** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date of this Agreement)
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Mr. Neil R. Gordon
December 28, 1995
Page 6


         prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the New Hampshire anti-discrimination statute, the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act and the Americans With Disabilities Act.

** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the date of this Agreement) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act and any similar state statute.

** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**       Any other Claim arising under state or federal law.

         Notwithstanding the foregoing, this Section shall not release Ekco from the obligations expressly set forth in this Agreement, any ongoing indemnification obligation set forth in the Certificate of Incorporation or ByLaws of Ekco Group, Inc. or any of its subsidiaries, or with respect to the Indemnification Agreement dated as of July 30, 1986 between you and Ekco Group, Inc. (the "Indemnification Agreement"), Option Agreements, or distributions not yet made to you under the terms of the SERP, the ESOP, 401(k) or the ESPP.

         While Ekco is not releasing you from any claims it may have against you, and Ekco has made no specific investigation of the basis for any such claims, Ekco represents to you that its executive officers do not as of the date of this Agreement have actual knowledge of actions or omissions by you which constitute the basis for any claims against you.

         10. OLDER WORKERS BENEFITS PROTECTION ACT: Because you are over 40 years of age, you have specific rights under the Older Worker Benefits Protection Act ("OWBPA") which prohibits discrimination on the basis of age. The release set forth in this Agreement is intended to release any right you may have against Ekco alleging discrimination on the basis of age.

         11. RECISION RIGHTS: Consistent with the provisions of OWBPA, you shall have twenty-one (21) days to consider and accept the terms of this Agreement by signing below. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement,
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Mr. Neil R. Gordon
December 28, 1995
Page 7


you deliver a notice of rescission to the President of Ekco Group, Inc. To be effective, such rescission must be postmarked or delivered in-hand within the seven (7) day period to the President of Ekco Group, Inc.

         12. SPLIT DOLLAR LIFE INSURANCE/LETTER OF CREDIT: On the Separation Date you will return to Ekco that certain letter of credit issued by Fleet Bank of Massachusetts, N.A. in accordance with your existing Employment Agreement. Effective as of the Separation Date, you relinquish all right (including your right to acquire), title and interest, if any, you may have pursuant to that certain life insurance policy issued by The Guardian Life Insurance Company of America, and hereby assign to Ekco Group, Inc. all of your right, title and interest in and to such policy.

         13. ENTIRE AGREEMENT: Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, including without limitation your Employment Agreement, and sets forth the entire agreement between Ekco and you, other than the terms of the Stock Option and Restricted Stock Purchase Agreements referred to in paragraph 7, and the terms of Article VII, Section 7 of Ekco's Bylaws and the Indemnification Agreement which shall remain enforceable in accordance with their terms. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of New Hampshire. The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

         You are advised to consult an attorney before accepting this Agreement and acknowledge that you have had an opportunity to do so.

         This Agreement is executed and shall take effect as an instrument under seal.

                                             Very truly yours,

                                             Ekco Group, Inc.



                                             By: /S/DONATO A. DENOVELLIS
                                                 --------------------------
                                                   Donato A. DeNovellis
                                                   Executive Vice-President
                                                   and chief Financial
                                                   Oficer


Agreed:


/S/NEIL R. GORDON
-----------------
Neil R. Gordon

Date: 12/28/95
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